MANAGEMENT PROXY CIRCULAR

        This Circular solicits proxies for use at the Annual General Meeting, and any adjournment thereof, (the “Meeting”) of the holders (the “Shareholders” or “you”) of Common Shares of Agrium Inc. (the “Corporation” or “we”) to be held on Wednesday, May 7, 2003, in the Mayfair Room, The Westin, 320 — 4th Ave S.W., Calgary, Alberta at 11:00 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

       We had 126,012,263 Common Shares are outstanding as of March 25, 2003. Only Shareholders of record as of the close of business on that date are entitled to vote at the Meeting.

      At the Meeting, upon a show of hands, each of you present in person or by proxy shall have one vote, subject to certain restrictions on a proxyholder to vote by show of hands if he or she has conflicting instructions. On a poll or ballot, each of you present in person or by proxy has one vote for each Common Share of which you are the registered holder. Each of you present in person or by proxy may demand a ballot either before or after any vote by show of hands.

      As of March 25, 2003, to our knowledge, no person beneficially owns or exercises control or direction over Common Shares carrying more than 10% of the votes attached to the Common Shares.

Quorum

      A quorum is present at the Meeting if holders of 10% of the Common Shares are present in person or by proxy. If a quorum is present at the opening of the Meeting, Shareholders present may proceed with the business of the Meeting even if a quorum is not present throughout the Meeting. If a quorum is not present at the opening of the Meeting, Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.

PROXIES

Persons Making the Solicitation

      This solicitation is made on behalf of the management of the Corporation. The costs incurred in the preparation and mailing of the form of proxy, Notice of Meeting and this Circular will be borne by us. In addition to the use of mail, proxies may be solicited personally, by telephone, or by other means of communication by our directors, officers and employees, who will not be remunerated therefor.

Solicitation of Proxies

      CIBC Mellon Trust Company at the address shown on the accompanying envelope must receive proxies not less than 48 hours (excluding Saturdays, Sundays, and holidays) before the time for holding the Meeting.

      A form of proxy must be in writing and be executed by you or your attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney thereof.

      The persons named in the enclosed form of proxy are directors or executive officers of the Corporation. You have the right to appoint another person (who need not be a Shareholder) to represent you at the Meeting. To do so insert the name of that person in the space in the form of proxy and strike out the other names, or submit another appropriate form of proxy.

Revocability of Proxy

      You may revoke a submitted proxy at any time prior to its use. If you attend the Meeting in person, you may revoke the proxy and vote in person. In addition to revoking your proxy in any other manner permitted by law, you may revoke your proxy by instrument in writing executed by you or your authorized attorney or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney and deposited either at our head office at 13131 Lake Fraser Drive S.E., Calgary, Alberta T2J 7E8 (Attention: Leslie O’Donoghue) at any time up to and including the last business day before the Meeting, or with the Chairman prior to the commencement of the Meeting.

Exercise of Discretion by Proxy

      The persons named in the enclosed form of proxy will vote the Common Shares on any poll at the Meeting and, if you specify a choice on any matter, the person will vote in accordance with your instructions.

      If you do not provide instructions in your form of proxy, your shares will be voted in favour of the matter to be acted on at the Meeting. The persons named in our form of proxy will have discretionary authority with respect to any amendments or variations of these matters or any other matters properly brought before the Meeting and the persons named in our form of proxy will vote on such matters in accordance with their best judgment. At the time this Circular was printed, we don’t know of any such amendment, variation or other matter.

MATTERS TO BE ACTED UPON AT THE MEETING

Election of Directors

      Our nominee(s) for election as directors are set out below. If elected, each will serve until the earlier of our next annual general meeting or until his or her successor is elected or appointed. Unless instructed otherwise, persons named in our form of proxy will vote FOR the election of these nominees as directors.

      We have provided a form of proxy that permits you to vote in favour of all of our nominees or to vote in favour of some nominees and to withhold votes for other nominees or to withhold votes for all of our nominees.

      We believe that each nominee will be able to serve as director. If or at the meeting any nominee is unavailable to serve, the person named in our form of proxy will be able to vote at his discretion for any person as a director.

Common Shares/DSUs/Stock
Name	Full Biography, Principal Occupation and	Options Beneficially Owned
(director since)	Other Directorships Held	Directly and Indirectly(1)

Neil Carragher(4)(5) (1996)	President, The Corporate Partnership Ltd. (a mergers and acquisition company) and formerly a corporate turnaround specialist and a mergers and acquisitions advisor. Director of The Westaim Corporation	10,000/2,023/129,750

Ralph S. Cunningham(2)(4) (1996)	Retired President and Chief Executive Officer of CITGO Petroleum Corporation. Director of Tetra Technologies, Inc. and Enterprise Products GP, LLC.	4,875/2,023/114,750

D. Grant Devine(2)(5) (1993)	Farmer and rancher. Former Premier of Saskatchewan, Professor at the University of Saskatchewan, President of the Executive Council and Chairman of the Board of the Crown Investment Corporation. Director of Upton Resources Inc. and Chairman of the Board of Live Global Bid Inc.	14,500/2,023/135,125

Susan A. Henry(2)(3) (2001)	Ronald P. Lynch Dean of the College of Agriculture and Life Sciences, and Professor, Cornell University, Ithaca, New York. Member of the Scientific Advisory Board of Cellomics, Inc., the Advisory Board of BioEconomy Partners, and the Headquarters Advisory Committee for the American Society for Microbiology.	-/7,306/10,000

Common Shares/DSUs/Stock
Name	Full Biography, Principal Occupation and	Options Beneficially Owned
(director since)	Other Directorships Held	Directly and Indirectly(1)

Frank W. King(2)(5) (1996)	President & Chief Executive Officer, Metropolitan Investment Corporation (a private venture capital and management company). Director of the Calgary Chamber of Commerce, Acclaim Energy Inc., DNS Inc., Networc Health Inc., The Westaim Corporation and Wi-Lan Inc. and a trustee of Rio-Can Real Estate Investment Trust.	19,000/2,023/129,250

G. Woody MacLaren(3)(4) (1993)	Chairman, Macluan Capital Corporation (a private international investment company). Former President of Woodward Stores Ltd.	64,455/2,023/261,455

Frank W. Proto(2)(4)(6) (1993)	Chairman of the Board, Agrium Inc. Former President and Chief Executive Officer of Wascana Energy Inc. Director of SaskEnergy Inc., Nelson Lumber Company Ltd. and Canada Newfoundland Offshore Petroleum Board.	30,000/2,023/142,500

Harry G. Schaefer, FCA(3)(5) (1998)	Corporate Director and Business Advisor. Former Chairman of the Board of TransAlta Utilities Corporation and Crestar Energy Inc. Vice Chairman and director of TransCanada PipeLines Limited, director of Fording Canadian Coal Trust, Chairman of Mount Royal College Foundation and a member of the WCB Investment Advisory Group.	28,212/2,023/45,000

T. Don Stacy(4)(5) (1995)	Former Chairman and President of Amoco Eurasia Petroleum Company and former Chairman and President of Amoco Canada Petroleum Company Ltd. Director of EnCana Corporation and Hydril Company and President of the Society of Petroleum Engineers Foundation.	31,090/7,128/212,500

John M. Van Brunt (1993)	Chief Executive Officer, Agrium Inc. Director of numerous Canadian and international associations.	36,724/-/1,982,500

Victor J. Zaleschuk, C.A.(3) (2002)	Retired President & Chief Executive Officer of Nexen Inc. (natural resource company). Director of Cameco Corporation and Nexen Inc.	2,000/2,010/-

Notes:

(1)	DSUs and stock options are non-voting.

(2)	member of the Environment, Health & Safety Committee.

(3)	member of the Audit Committee.

(4)	member of the Human Resources & Compensation Committee.

(5)	member of the Corporate Governance & Nominating Committee.

(6)	the Chairman of the Board is a non-voting member of the Audit Committee and the Corporate Governance & Nominating Committee.

     During the past five years, each director has held the principal occupation identified above except that prior to July 2000, Dr. Henry was Dean of Science at Carnegie Mellon University, Pittsburgh, Pennsylvania and prior to June 2001, Mr. Zaleschuk was President & Chief Executive Officer of Nexen Inc.

      Each director hold(s) office until the earlier of his or her resignation or our next meeting at which directors are elected unless a director ceases to hold office pursuant to the Canada Business Corporations Act (the “Act”).

      Thomas Taylor will retire as a director effective May 7, 2003. We recognize the valuable contribution of Mr. Taylor during his five years as a director and sincerely thank him for his service.

Appointment of Auditors

      Unless otherwise instructed, the persons named in our form of proxy will vote FOR the appointment of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as our auditors, to hold office until our next annual general meeting and to authorize the directors to fix their remuneration as auditors. KPMG LLP has been our auditors since 1993.

Fees Paid to KPMG LLP

      In 2002, the fees billed to us by KPMG LLP (including its affiliates) for audit services were approximately U.S.$600,000. In addition, KPMG LLP invoiced approximately U.S.$300,000 for hourly tax advisory fees. There were no other fees billed to us by KPMG LLP for non-audit services in 2002.

      Our Audit Committee pre-approves all audit services and all permitted non-audit services provided by KPMG LLP and its affiliates and annually reviews whether these services affect KPMG LLP’s independence.

EXECUTIVE COMPENSATION

       As the Corporation reports its financial results in U.S. dollars, the following report on executive compensation is prepared showing U.S. dollars, except as otherwise noted, notwithstanding that Canadian dollars is the currency in which the majority of the named executive officers are paid.

Summary Compensation Table

      The following table provides a summary of the compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “Named Executive Officers”) for services rendered in all capacities during 2002, 2001 and 2000. Specific aspects of this compensation are dealt with in further detail in the following tables.

					Long-Term
		Annual Compensation			Compensation Awards

				Other Annual	Securities Under	All Other
		Salary	Bonus	Compensation	Options/SARs	Compensation
Name and Principal Position	Year	(U.S.$)(3)	(U.S.$)(3)	(U.S.$)(3)(4)	Granted (#)	(U.S.$)(3)

John M. Van Brunt	2002	573,139	0	12,045	295,000/ -	1,403
Vice Chairman & Chief	2001	567,717	0	12,077	284,000/ -	1,225
Executive Officer	2000	513,330	370,271	26,556	255,000/100,000	1,357

Michael M. Wilson(1)	2002	393,237	0	18,995	130,000/ -	44,176
President & Chief	2001	371,303	0	18,234	120,000/100,000	41,634
Operating Officer	2000	122,345	190,481	3,774	210,000/ -	9,444

Bruce G. Waterman(2)	2002	264,281	0	8,115	79,950/ -	29,718
Senior Vice President, Finance &	2001	262,065	0	8,117	66,500/ -	29,396
Chief Financial Officer	2000	218,298	97,839	5,932	155,000/75,000	9,575

Richard L. Gearheard	2002	225,000	0	3,768	55,000/ -	5,983
Senior Vice President,	2001	223,333	0	3,842	42,000/ -	5,672
North American Retail	2000	192,183	113,934	25,014	33,500/ -	4,274

John M. Yokley	2002	219,703	0	22,513	40,000/ -	538
Senior Vice President,	2001	217,939	0	50,827	42,000/ -	474
Marketing & Distribution	2000	191,166	105,807	45,376	52,000/ -	504

Notes:

(1)	Mr. Wilson was appointed an officer of the Corporation on August 21, 2000.

(2)	Mr. Waterman was appointed an officer of the Corporation on April 17, 2000.

(3)	The conversion rate used was U.S.$1.00 = Cdn.$1.5703, $1.5486 and 1.4854 for each of 2002, 2001 and 2000, respectively, with the exception of the amounts applicable to Mr. Gearheard to which no conversion rate was applied as he is paid in U.S.$.

(4)	Includes tax equalization payments to Mr. Yokley of $14,877, $43,201 and $37,426 in 2002, 2001 and 2000 respectively.

Stock Option Plan

      The Stock Option Plan (the “Plan”) authorizes the Board to grant options to executive officers and employees of the Corporation. Options to be issued under the Plan must have exercise prices not less than and be for terms not longer than those permitted by the applicable rules of any stock exchange on which the Common Shares are listed.

      The Corporation also grants to executive officers who acquire Common Shares an option to acquire an additional Common Share for each Common Share acquired, with the option exercise price equal to the price of the acquired share. Options granted under the program vest equally over four years and in order to maintain the options the option holder must continue to hold all of the acquired shares on the first anniversary date of the option, 75% of the acquired shares on the second anniversary date, 50% of the acquired shares on the third anniversary date, and 25% of the shares on the fourth anniversary date of the grant of the option. The number of options that can be granted under this program to an individual have been limited to 100,000 options over a ten-year period. Options granted to the Named Executive Officers pursuant to this program are included in the “Awards” column in the summary compensation table above and as “Options” in the option grant table below.

Share Appreciation Rights Plan

      The Share Appreciation Rights Plan (the “SAR Plan”) authorizes the Board to grant share appreciation rights (“SARs”) to selected employees to create and sustain a sense of ownership by having a portion of their compensation being derived from increases in shareholder value. Each grant of SARs “vests” in four equal portions only if the average closing price of the Common Shares on the New York Stock Exchange exceeds specified prices per Common Share of U.S.$15.00, U.S.$22.50, U.S.$33.75 and U.S.$50.00. Upon the Common Share price achieving the U.S.$15.00 level, the holder of the SARs will be paid an amount equal to one quarter of the number of SARs held multiplied by, in the case of the U.S.$15.00 level, the difference between U.S.$15.00 and the closing price of Common Shares of the Corporation on the New York Stock Exchange on the day before any grant is made. Upon the Common Share price achieving each of the subsequent levels, the holder of the SARs will be paid an amount equal to one-quarter of the number of SARs multiplied by the difference between the achieved price level and the grant price. All payments under the SAR Plan are made in cash and no holder of a SAR has a right to receive Common Shares on exercise of the SAR. The SAR Plan terminates on May 4, 2004 and all SARs outstanding thereunder will be cancelled if the required price levels have not been achieved by that time.

      The following table sets out the options to purchase Common Shares and SARs granted to each of the Named Executive Officers during the fiscal year ended December 31, 2002.

Option and SAR Grants During the Most Recently Completed Year

							Market Value
							of Securities
			% of Total				Underlying
			Options/SARs				Options/SARs
			Granted to		Exercise or		on the
	Securities Under		Employees in		Base Price		Date of Grant
	Options/SARs (#)		Financial Year		($/Security)		($/Security)		Expiration Date

Name	Options	SARs	Options	SARs	Options(1)	SARs	Options(1)	SARs	Options	SARs

John M. Van Brunt	290,500	—	23%	—	15.90	—	15.90	—	March 5, 2012	—
	5,000		—		15.00		15.00		March 14, 2012

Michael M. Wilson	130,000	—	10%	—	15.90	—	15.90	—	March 5, 2012	—

Bruce G. Waterman	75,000		6%		15.90		15.90		March 5, 2012
	4,000	—	—	—	14.75	—	14.75	—	March 12, 2012	—
	950		—		15.23		15.23		August 13, 2012

Richard L. Gearheard	55,000	—	4%	—	15.90	—	15.90	—	March 5, 2012	—

John M. Yokley	40,000	—	3%	—	15.90	—	15.90	—	March 5, 2012	—

Notes:

(1)	Option exercise prices are expressed in Cdn.$.

     The following table sets out for the Named Executive Officers the number of Common Shares acquired on exercise of options during the financial year ended December 31, 2002, the aggregate value of the Common Shares realized (the difference between the exercise price and the trading value of the Common Shares on the date of exercise) and the number and value (based on the difference between the exercise price and the December 31, 2002 closing price of the Common Shares of Cdn.$17.70) of unexercised options and unvested SARs as at December 31, 2002.

Aggregated Option/SARs Exercised During the Most Recently Completed Financial Year and Financial Year-End Option/SARs Values

			Unexercised Options/SARs at		Value of Unexercised
			Fiscal Year End (#)		in-the-Money Options/SARs
					at Fiscal Year End (U.S.$)
			Exercisable/Unexercisable
					Exercisable/Unexercisable
	Securities	Aggregate
	Acquired on	Value
Name	Exercise	Realized ($)	Options	SARs	Options	SARs

John M. Van Brunt	0	0	1,007,750/681,250	0/225,000	1,530,034/973,596	0/0

Michael M. Wilson	0	0	135,000/325,000	0/100,000	259,425/269,455	0/0

Bruce G. Waterman	0	0	94,125/207,325	0/75,000	245,976/342,508	0/0

Richard L. Gearheard	0	0	154,250/112,750	0/0	157,613/157,183	0/0

John M. Yokley	0	0	160,250/106,750	0/50,000	189,150/127,624	0/0

Pension Plans

      With the exception of Mr. Gearheard, the named executive officers are members of the Agrium Inc. Retirement Plan and are either participating in the non-contributory, defined benefit part of the plan (the “DB Plan”) or the non-contributory, defined contribution part of the plan (the “DC Plan”).

      Each of the DC Plan and the DB Plan is registered under the Income Tax Act (Canada) and the Alberta Employment Pension Plans Act and is subject to the maximum pension and contribution limits imposed under the Income Tax Act.

      In addition to the benefits provided under either the DB Plan or the DC Plan, the Named Executive Officers, other than Mr. Gearheard, receive supplementary benefits under the Agrium Inc. Supplemental Executive Retirement Plan (the “Supplementary Plan”). Executive officers who are members of the DB Plan receive a total pension from the DB and Supplementary Plans of 1.4% of their best 3-year average earnings (“Best Average Earnings”) up to the 36-month average yearly maximum pensionable earnings under the Canada Pension Plan (“Average YMPE”) plus 2% of Best Average Earnings in excess of the Average YMPE, multiplied by years of service up to 35 years, plus 1.4% of Best Average Earnings multiplied by years of service in excess of 35 years. Executive officers who are members of the DC Plan receive a total contribution credited to their DC Plan and Supplementary Plan accounts of 11% of the executive’s eligible earnings.

      The table below states the estimated annual benefits payable upon retirement under the DB Plan and the Supplementary Plan, in specified compensation and years of service classifications, assuming that the amount shown in the remuneration table was equal to the executive’s Best Average Earnings.

Pension Plan Table (Cdn.)

Average Remuneration (U.S.$)(1)	Years of Service(2)

	5	10	15	20	25	30	35

	Estimated Annual Pension Entitlement (U.S.$)

223,000	21,543	43,080	64,622	86,165	107,708	129,245	150,788

255,000	24,727	49,448	74,174	98,901	123,628	148,349	173,076

287,000	27,911	55,816	83,726	111,637	139,548	167,453	195,364

318,000	31,095	62,184	93,278	124,373	155,468	186,557	217,652

382,000	37,463	74,920	112,382	149,845	187,308	224,765	262,228

446,000	43,831	87,656	131,486	175,317	219,148	262,973	306,804

509,000	50,199	100,392	150,590	200,789	250,988	301,181	351,380

573,000	56,567	113,128	169,694	226,261	282,828	339,389	395,956

637,000	62,935	125,864	188,798	251,733	314,668	377,597	440,532

Notes:

(1)	An executive’s remuneration only includes base salary. The conversion rate used was U.S.$1.00 = Cdn.$1.5703.

(2)	At the end of 2002, the Named Executive Officers participating in the Plan had the following years of service: John M. Van Brunt — 37 and John D. Yokley — 7.

     The annual benefits payable upon retirement under the DC Plan and Supplementary Plan to executives who are DC Plan members will be determined by the size of each participant’s account values (based on the amount of contributions by the Corporation and by the investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life income fund, life annuity, joint annuity, etc.). At the end of 2002, the Named Executive Officers participating in the DC Plan were Michael W. Wilson and Bruce G. Waterman.

      Mr. Gearheard is a member of the Agrium U.S. Inc. Retirement Plan (the “U.S. Basic Plan”), a non-contributory defined benefit pension plan. The U.S. Basic Plan is registered under the U.S. Internal Revenue Code. The formula for benefits on retirement under the U.S. Basic Plan is 1.1% of 3 year average best earnings (the “Final Average Earnings”) up to Social Security Average Wages plus 1.4% of Final Average Earnings in excess of Social Security Average Wages multiplied by the first 35 years of Benefit Service, plus .8% of the Final Average Earnings multiplied by the years of Benefit Service in excess of 35 years but less than 40 years.

      In addition to the benefits provided under the U.S. Basic Plan, Mr. Gearheard will receive supplementary benefits under the Agrium U.S. Inc. Supplemental Executive Retirement Plan (the “U.S. Supplemental Plan”).

      The table below states the estimated annual benefits payable upon retirement under the U.S. Basic Plan, including amounts attributable to the U.S. Supplemental Plan, in specified compensation and years of service classifications, assuming that the amount shown in the remuneration table was equal to the executive’s Final Average Earnings for purposes of the U.S. Basic and U.S. Supplemental Plans.

Pension Plan Table (U.S.)

Average Remuneration (U.S.$)	Years of Service(1)

	5	10	15	20	25	30	35

	Estimated Annual Pension Entitlement (U.S.$)

225,000	17,124	34,248	51,373	68,497	85,621	102,745	119,869

250,000	19,212	38,423	57,635	76,847	96,058	115,270	134,482

300,000	23,387	46,773	70,160	93,547	116,933	140,320	163,707

Note:

(1)	At the end of 2002, Mr. Gearheard had six years of benefit service in the U.S. Basic and Supplemental Plans.

     Mr. Gearheard is also a member of the Agrium 401(k) Retirement Savings Plan. This Plan requires mandatory contributions of 1.5% of total compensation and permits voluntary contributions up to 16% of total compensation, with such contributions subject to the legal maximum. The amount of Agrium’s contribution is 50% of the first 5% of employee voluntary contributions

      The annual benefits payable on retirement under the Agrium 401(k) Retirement Savings Plan to Mr. Gearheard will be determined by the size of his account values (based on the amount of his mandatory and voluntary contributions, the amount of matching contributions by Agrium and by the investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life annuity, joint annuity, etc.)

Employment Contracts and Change of Control Arrangements

      We have entered into arrangements with each of the Named Executive Officers that provide for certain payments, in the event of either termination of employment without just cause or constructive dismissal within two years following a change of ownership or control of the Corporation. These payments are based on a multiple of base salary, incentive earnings and benefits, as follows: Mr. Van Brunt — 3 times; Mr. Wilson — 2.5 times; and the other three Named Executive Officers — 2 times. In addition, all outstanding stock options held by the Named Executive Officers are to become immediately vested upon a change in control or ownership of the Corporation. We have also agreed with Mr. Wilson that if his employment with us is terminated for any reason other than cause, he will receive a lump sum payment of 1.5 times his base salary and bonus.

REPORT OF THE HUMAN RESOURCES & COMPENSATION

COMMITTEE ON EXECUTIVE COMPENSATION

Composition of the Human Resources & Compensation Committee

      Our Human Resources & Compensation Committee (the “HR&C Committee”) for 2002 consisted of Messrs. Neil Carragher, Ralph S. Cunningham, G. Woody MacLaren, Frank W. Proto, T. Don Stacy (Chair) and Thomas M. Taylor, all of whom are unrelated and independent.

      The purpose of the HR&C Committee is to assist the Board in fulfilling its obligations relating to human resources and compensation matters and to establish a plan of continuity and development of senior management. The HR&C Committee is authorized and directed to review all aspects of executive compensation and performance measures for senior executives’ short and long term goals. The mandate of the HR&C Committee is to ensure that the Corporation’s compensation policies are adequate to attract and retain highly qualified and experienced executives.

Report of the Human Resources & Compensation Committee on Executive Compensation

      The HR&C Committee believes that long-term corporate success, defined as sustained profitable growth resulting in long term shareholder value, is best achieved in an environment in which executives have the opportunity to innovate, and are rewarded appropriately for that innovation. The Corporation’s compensation philosophy is to provide total compensation opportunities that are competitive with the pay practices of other industry-leading companies, and to provide a strong and direct link between corporate performance and compensation, using a combination of base salary, cash incentives and equity incentives.

      To achieve this goal, the HR&C Committee periodically reviews the Corporation’s executive compensation and performance measures (base salary as well as short and long term incentive programs), using comparative North American industry data provided by independent professional compensation consultants. The results of this review are used by the HR&C Committee and the Board to: (1) establish executive salary ranges equal to the median of the comparative North American industry group with individual salaries set in the appropriate salary range based on the executive’s experience and performance; and (2) provide through the Management Incentive Plan of the Corporation (the “Management Incentive Plan”) the opportunity for cash incentives equal to the median of the North American industry group in years in which return on invested capital (“ROIC”) reaches the target level, and the opportunity for cash incentives up to the 75th percentile of the North American industry group in years in which ROIC significantly exceeds the target level. ROIC, as defined in the Management Incentive Plan, is “net income after taxes (before interest/ related tax impact) divided by the Weighted Average Invested Capital”.

      The Management Incentive Plan has two main components: (1) the results of the Corporation which determine the amount of funds available under the Management Incentive Plan; and (2) the performance of the individual measured against specific personal objectives. Individual target incentives have been established based on expected individual contributions to corporate results and are expressed as a percentage of base salary. No incentive is payable unless ROIC is equal to or exceeds 70% of the Corporation’s Operating Plan ROIC, with payment contingent upon the participant meeting all normal job requirements and a minimum of 50% of his or her agreed stretch goals. Since the Corporation did not achieve a ROIC equal to 70% of the 2002 Operating Plan ROIC, no incentive payouts were made for 2002. Incentives above the target rate are payable when ROIC exceeds the annual Operating Plan ROIC.

      To align the interests of management with those of the Corporation’s Shareholders, stock options and SARs are granted to employees, including the Named Executive Officers. Pursuant to the Stock Option Plan, executives and other key managers and employees have been granted options to acquire Common Shares at the closing price on the day preceding the grant. Options vest in 25% increments over four years and expire 10 years from the date of the grant. The Corporation’s SAR Plan is described under “Executive Compensation” above.

Chief Executive Compensation

      Mr. Van Brunt’s compensation package consists of base salary and short and long-term incentives, as outlined above for other Named Executive Officers. His base salary remained unchanged for 2002 and, based on analysis by independent consultants, fell below the median of competitive practices. This ranking is not reflective of Mr. Van Brunt’s performance, but is due to the fact that Mr. Van Brunt (and the other executive officers) elected not to receive a salary increase in the year in recognition of the adverse external financial factors affecting the Corporation.

      At the beginning of each year, Mr. Van Brunt, in conjunction with the HR&C Committee, sets personal performance goals and objectives that are used as the basis for his annual performance review. For 2002, his goals included building shareholder value and the Corporation’s earnings multiple, improving business process planning, sustaining a high performance culture, reducing controllable costs, managing commodity input prices and reducing business risks in Argentina. The Committee is satisfied with Mr. Van Brunt’s personal performance for 2002. Nevertheless, Mr. Van Brunt was not eligible to receive a Management Incentive Plan payout for the year due to the fact that the Corporation did not achieve the Plan’s threshold ROIC performance requirements.

      The annual stock option grant made to Mr. Van Brunt in 2002 was determined based on his personal performance in 2001, as well as competitive practices for long-term incentive grants.

      Submitted on behalf of the HR&C Committee:

T. D. Stacy (Chair) N. Carragher R. S. Cunningham G. W. MacLaren F. W. Proto T. M. Taylor

SHARE PERFORMANCE GRAPH

       The following table compares the five year return on our Common Shares (assuming $100 invested on December 31, 1997 and reinvestment of dividends) with the S&P TSX Composite Index.

CORPORATE GOVERNANCE

       The stewardship of the Corporation is the responsibility of the Board and four Committees of the Board. The Board believes that the principle objective of the Corporation is to generate economic returns to its owners. The Board believes that good corporate governance practices provide an important framework for a timely response by the Board to situations that may directly affect shareholder value, and is firmly committed to attaining high standards of corporate governance.

      At Agrium, corporate governance is a process used to supervise the business and affairs of the Corporation with the objective of enhancing shareholder value, which includes ensuring the financial viability of Agrium’s business. Our governance policies define the division of power and establish mechanisms for achieving accountability among the Board, management and employees.

Availability of Governance Material

      Our current corporate governance guidelines, our Board, Chair and Committee mandates and our codes of conduct are available on our website at www.agrium.com. Written copies of this material may be obtained by requesting the material by e-mail at investor@agrium.com or by mail sent to Investor Relations, Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8. We continuously monitor applicable Canadian and U.S. corporate governance requirements and will be updating our guidelines, mandates and codes as new governance requirements are finalized.

TSX Corporate Governance Guidelines

      We meet the corporate governance guidelines of the Toronto Stock Exchange (the “TSX”), as proposed to be amended in April 2002 and November 2002 as described in the attached Schedule “A”.

NYSE Corporate Governance Listing Standards

      Our Common Shares are listed on the New York Stock Exchange (the “NYSE”) but as a listed foreign private issuer, the NYSE exempts us from compliance with its Listing Standards regarding corporate governance. Notwithstanding this exemption, we comply in all material respects with the NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual, except that we will designate which Audit Committee members have accounting or related financial management expertise when the provisions of the Sarbanes-Oxley Act of 2002 respecting “audit committee financial expertise” require such disclosure.

Board and Committee Attendance

      During 2002 the Board and Committees held the following number of meetings:

Board of Directors	7
(a) Audit Committee	9
(b) Corporate Governance & Nominating Committee	5
(c) Human Resources & Compensation Committee	4
(d) Environmental, Health & Safety Committee	5

      During 2002 the Directors attended Board and Committee meetings as follows:

	Board Meetings	Committee Meetings
Director	Attended	Attended

Neil Carragher(b)(c)	6 of 7	12 of 12
Ralph Cunningham(c)(d)	7 of 7	9 of 9
Grant Devine(b)(d)	7 of 7	10 of 10
Susan Henry(a)(d)	7 of 7	13 of 13
Frank King(b)(d)	7 of 7	10 of 10
Woody MacLaren(a)(c)	7 of 7	12 of 13
Frank Proto(a)(b)(c)(d)	7 of 7	23 of 23
Harry Schaefer(a)(b)	7 of 7	14 of 14
Don Stacy(b)(c)	7 of 7	9 of 9
Tom Taylor(a)(c)	5 of 7	6 of 10
John Van Brunt	7 of 7	N/A
Victor Zaleschuk(a)(1)	1 of 2	2 of 2

(1)	Mr. Zaleschuk was appointed a Director on October 3, 2002. Between October 3 and December 31, 2002 there were two Board meetings and two meetings of Committees of which Mr. Zaleschuk was a member.

Director Compensation

      For 2002 we paid each director who was not one of our employees an annual fee of U.S.$22,500 for acting as a director, an annual fee of U.S.$3,500 for acting on a Committee and an annual fee of U.S.$1,500 for chairing a Committee. In lieu of such fees, we paid our Chairman of the Board an annual fee of U.S.$91,500. Prior to October, 2002 we paid each director who was not one of our employees meeting fees of U.S.$1,000 per day for Board and Committee meetings attended. Effective October 2002 we commenced paying a travel allowance of U.S.$1,000 to each director who traveled out of their province or state of residence to a meeting site and paying meeting fees of U.S.$1,000 per meeting attended. In 2002 we paid the Chair of the Audit Committee additional Committee fees of U.S.$6,000 for performance of certain Chair duties outside of Committee meetings.

      In March 2002 the Board amended our Stock Option Plan so that directors who are not members of management are not eligible to be granted stock options. There are no other stock option plans of the Corporation in which the directors are eligible to participate. The determination to provide stock option grants only to employees (including management directors) is in response to the guidelines of certain institutional investors that restrict discretionary participation in stock option plans by non-management directors.

      As at March 25, 2003 non-management directors held 1,236,580 options to acquire Common Shares. These options have exercise prices of Cdn.$11.85 to Cdn.$20.52 per share, being the closing prices of the Common Shares at the time of the grant, and expire ten years after the time of grant.

      In December 2001 the Board approved a deferred share unit plan (the “DSU Fee Plan”) for all directors. The DSU Fee Plan allows directors to elect to receive their remuneration in the form of deferred share units (“DSUs”) or cash or any combination thereof. The number of DSUs issued is calculated by dividing the electing director’s remuneration by the fair market value of the Common Shares on the conversion date (generally the last business day of each quarter). When a director leaves the Board, he or she is entitled to receive the then market value of a Common Share for each DSU held. During 2002 two directors were issued 10,353.541 DSUs under the DSU Fee Plan (including 13.219 DSUs issued as an adjustment for dividends paid on our Common Shares in 2002).

      In May 2002 the Board approved a deferred share unit plan (the “DSU Grant Plan”) which allows the Board to grant DSUs to directors. When a director leaves the Board, he or she is entitled to receive the then market value of a Common Share for each DSU held. During 2002, directors were issued 22,124.481 DSUs under the DSU Grant Plan (including 124.481 DSUs issued as an adjustment for dividends paid on our Common Shares in 2002).

Director Share Ownership

      We expect each Director to maintain share ownership of at least U.S.$67,500 (three times the annual retainer) and require each Director to receive a portion of the retainer in Common Shares or DSUs until such time as the Director meets the minimum share ownership guidelines. We consider share ownership to include Common Shares and DSUs but exclude options to acquire Common Shares.

Mandatory Retirement

      The Corporation has a policy that a director shall not normally be proposed for election at the annual meeting of Shareholders next held following the date on which he or she attains the age of 70 years. The Board may request a director to extend his or her term of service beyond the regular retirement age in one-year increments.

Board Composition

      The Board is currently composed of twelve directors. Mr. Taylor is retiring from the Board so that there are eleven nominees for election as Directors. The Board considers a board size of nine to twelve members to be an appropriate number for the our size, and sufficient to provide an appropriate mix of backgrounds and skills.

      The Board has determined that ten of the eleven Directors nominated for re-election are unrelated for the purpose of the TSX Corporate Governance Guidelines. Mr. Van Brunt, the Chief Executive Officer of the Corporation, is a related director. In conducting its analysis, the Board considered an unrelated director to be a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholdings in the Corporation; (b) not currently, or has not been in the past three years, a director, officer or employee of or material service provider to the Corporation or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual), officer, employee or significant shareholder of an entity that has a material business relationship with the Corporation or any of its subsidiaries or affiliates.

      The Board has determined that ten of the eleven Directors nominated for re-election are independent for the purposes of the NYSE existing and proposed Listing Standards. Mr. Van Brunt, the Chief Executive Officer of the Corporation, is not independent. In determining that each Director other than Mr. Van Brunt is independent, the Board affirmatively determined that each such director has no material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation and that each such director did not receive any consulting, advisory, or other compensatory fee from us except in his or her capacity as a member of the Board or a Committee.

      Our determination that a director is a related director or not an independent director does not imply that the director makes less of a contribution to the Corporation than a director determined to be unrelated or independent or that the director cannot and does not act with independence or in the best interests of the Corporation.

Board Mandate

      In addition to the responsibilities of the Board mandated by law, the Board considers and approves our annual capital and operating budgets, and any significant changes to those budgets, all major acquisitions, dispositions and financing transactions, as well as all matters involving our securities. The Board has specifically assumed responsibility for the stewardship of the strategic planning and succession planning processes and regularly considers the principal risks associated with our business and how these risks are managed. The full mandate of the Board and the Chair can be found on our website at www.agrium.inc.

Board Meetings Independent of Management

      The Chair of the Board is an unrelated and independent director and the Board meets at regularly scheduled sessions without management present at which the Chair presides. Parties wishing to communicate directly with the Chair or the non-management directors should send a written communication marked “confidential” to the attention of F.W. Proto, Chairman of the Board, Agrium Inc., at the Corporation’s head office address.

Committees of the Board

      The Board has four Committees: the Audit Committee, the HR&C Committee, the Corporate Governance & Nominating Committee (the “CG&N Committee”) and the Environment, Health & Safety Committee (the “EH&S Committee”). Each Committee has a defined mandate.

      The Mandate of each Committee is in the process of being revised to take into account recent Canadian and U.S. governance initiatives as these initiatives are finalized and implemented. Revised mandates will be available on our website at www.agrium.com as they are updated and finalized.

AUDIT COMMITTEE

H. G. Schaefer (Chair) S.A. Henry G.W. MacLaren T.M. Taylor V.J. Zaleschuk F. W. Proto (Non-Voting Member)

      Qualification of Members — The Board has determined that each member of the Audit Committee is “financially literate” and is an independent and unrelated director. The Board considers a person to be “financially literate” if he or she has the ability to read and understand a balance sheet, an income statement and a cash flow statement.

      As and when recent corporate governance initiatives are finalized and/or come into effect the Board intends to designate one or more of the directors to be a person who has “accounting or related financial experience” for the purpose of the TSX Corporate Governance Guidelines and who is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002.

      Mandate — The Audit Committee has oversight responsibilities for our accounting and financial reporting processes, the quality and integrity of our financial statements and the effectiveness of our internal controls. The financial statements are the responsibility of management, and the external auditors express an independent opinion on the annual consolidated financial statements, which are approved by the Board. The Audit Committee has specific terms of reference that explicitly mandate direct communication with internal and external auditors independently of management, ongoing review of KPMG LLP, our external auditors, including recommendation to the Board of the appointment (subject to shareholder approval) and termination of the external auditors, the scope of the audit and audit plans of the internal and external auditors, pre-approval of audit and permitted non-audit services and the role, independence and fees of the external auditors, overseeing management reporting, internal controls and management information, and reviewing financial risk management issues. The Committee reviews our audited consolidated financial statements and selected corporate disclosure documents including our annual report, annual information form, all prospectuses and offering documents, and other major shareholder communications before they are approved by the Board. It is also responsible for approval of our interim quarterly financial statements and reviews issues relating to the legal and regulatory responsibilities to ensure compliance. The Audit Committee is also required to review its mandate on an annual basis and recommend any appropriate changes to the Board.

      The full mandate of the Audit Committee can be found on our website at www.agrium.com.

HUMAN RESOURCES & COMPENSATION (“HR&C”) COMMITTEE

T. D. Stacy (Chair) N. Carragher R.S. Cunningham G.W. MacLaren F.W. Proto T.M. Taylor

      Qualification of Members — The Board has determined that each member of the HR&C Committee is unrelated and independent.

      Mandate — The HR&C Committee is responsible for reviewing and recommending comprehensive principles and strategies for the compensation of our executives. The HR&C Committee reviews the appointment of and approves the compensation arrangements for our senior executives, including salaries, incentives, equity-based compensation and benefits. The HR&C Committee considers and approves any changes in our pension plans, including investment objectives and the retaining of investment managers. The HR&C Committee reviews and approves the corporate goals and objectives that are relevant to the compensation of our Chief Executive Officer and reviews the performance of the Chief Executive Officer in light of those goals and objectives in order to set his compensation. The HR&C Committee reviews our management resources and plans to ensure that we properly provide for appropriate succession plans for executives. The HR&C Committee also reviews and approves the annual report on senior executive and Chief Executive Officer compensation that is included in this management proxy circular. The HR&C Committee is also required to review its mandate on an annual basis and recommend any appropriate changes to the Board.

      The full mandate of the HR&C Committee can be found on our website at www.agrium.com.

CORPORATE GOVERNANCE & NOMINATING (“CG&N”) COMMITTEE

F. W. King (Chair) N. Carragher D. G. Devine H. G. Schaefer T. D. Stacy F. W. Proto (Non-Voting Member)

      Qualification of Members — The Board has determined that each member of the CG&N Committee is unrelated and independent.

      Mandate — The CG&N Committee is responsible to assist the Board in fulfilling its oversight responsibilities with respect to the continuing review and development of our corporate governance system, and recommending to the Board for approval our annual report on compliance with the Toronto Stock Exchange Corporate Governance Guidelines. The CG&N Committee reviews and recommends compensation for Board and Committee service as well as oversees the administration of the DSU Plans. The CG&N Committee is also responsible for the annual assessments of the performance of individual Board members and the overall performance of the Board, the Board Chair and the Committees pursuant to an evaluation system that is designed to provide directors with an opportunity each year to examine how the Board is operating and to make suggestions for improvement. The CG&N Committee monitors the relationship between Management and the Board to ensure that the Board is able to function independently of Management. The CG&N Committee also assists the Board in identifying qualified individuals to become Board members, provide recommendations as to the size, composition, operation and effectiveness of the Board and its Committees and identifies and makes recommendations respecting candidates for election to the Board and Board Committees. The CG&N Committee also develops and implements and orientation program for new directors and authorizes individual directors to engage outside advisors. The CG&N Committee is also required to review the adequacy of its mandate on an annual basis and recommend any appropriate changes to the Board.

      The full mandate of the CG&N Committee can be found on our website at www.agrium.com.

ENVIRONMENT, HEALTH & SAFETY (“EH&S”) COMMITTEE

R. S. Cunningham (Chair) S.A. Henry D. G. Devine F. W. King F. W. Proto

      Qualification of Members — The Board has determined that each member of the EH&S Committee is unrelated and independent.

      Mandate — The EH&S Committee is responsible to assist the Board in fulfilling its oversight responsibilities relating to environment, health and safety. The EH&S Committee approves our EH&S policy, reviews management’s strategies and programs for conformance with the policy, industry standards and applicable legislation, and monitors environment, health and safety performance. The EH&S Committee also reviews our environmental, health and safety performance goals, management systems implementation, EH&S Audit Programs and Plans, remediation projects and provisions, and performance improvement plans. The EH&S Committee conducts annual site visits and orientation sessions to personally acquaint members of the Committee and the Board with personnel and operations at our facilities. Annually the EH&S Committee meets separately with the Director, Environment, Health & Safety, and reports to the Board on such meetings. In addition, we also have a corporate environment, health & safety committee comprised of members of senior management and chaired by the President and Chief Operating Officer which is responsible for ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintaining the integrity of our health and safety policies. In addition, in 2002 we established a company-wide Safety Council to review, enhance and ensure a sustained focus on best safety practices throughout the Corporation. The EH&S Committee is also required to review its mandate on an annual basis and recommend any appropriate changes to the Board.

      The full mandate of the EH&S Committee can be found on our website at www.agrium.com.

Code of Ethics

      Our directors must comply with our Code of Conduct and our Conflict of Interest Guidelines for Directors. Our officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) must comply with our Code of Ethics for Senior Officers. Every employee of Agrium (including directors and officers) must annually certify that he or she complied with our Code of Conduct. The Board and the CG&N Committee monitors compliance with the Code of Ethics and is responsible for granting any waivers from the Code.

Compliance Monitoring

      We have “whistle blower” procedures so that an employee can anonymously report concerns that the employee may have regarding compliance with corporate policies, applicable laws or our auditing or accounting matters. The procedure ensures that employee reports are treated as confidential and require that one of our senior executives respond to the report, under the supervision of the Audit Committee.

Indebtedness of Directors and Officers

      Except for routine indebtedness, none of our directors and executive officers or any of their associates is or has been indebted to us or any of our subsidiaries at any time during 2002. No indebtedness has been extended or renewed or had its terms materially modified since July 29, 2002.

Directors’ and Officers’ Insurance

      We carry directors’ and officers’ liability insurance covering acts and omissions of our directors and officers and those of our subsidiaries. During 2002 several changes were made to the limits, coverages and premium for the directors’ and officers’ coverage. From January 1 until May 31 the policy provided an annual aggregate limit of U.S.$100,000,000 with a deductible of U.S.$100,000 and included entity coverage for employment practices liability for the first U.S.$75,000,000. The premium for this period of time was U.S.$92,917. From May 31 until December 31 the directors’ and officers’ liability insurance provided an annual aggregate limit of U.S.$75,000,000 with an increase of deductible to U.S.$500,000 to us and coverage for employment practices liability was written under a separate policy with an annual aggregate limit of U.S.$25,000,000 and was subject to a deductible of U.S.$500,000. The premium of these policies for the balance of 2002 was U.S.$326,083. We paid a premium in 2002 of U.S.$419,000. For 2003 the total actual and projected premium for directors’ and officers’ liability coverage and employment practices liability coverage is U.S.$656,417. We do not anticipate that there will be a change in the current deductibles contained in these policies.

      Our by-laws provide for the indemnification of each director and officer against all costs, charges and expenses reasonably incurred by him or her in respect of any action or proceeding to which he or she is made a party by reason of being one of our directors or officers, subject to the limitations contained the by-laws or the Act. We also have agreements with each director and officer to provide indemnification to the extent permitted under the Act.

INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON

       We are not aware of any material interest of any director, officer, any person beneficially owing or exercising control or direction over 10% or more of our Common Shares, or any associate or affiliate of any of them, in any transaction since January 1, 2002 or any proposed transaction that has materially affected or will materially affect us or our affiliates.

SHAREHOLDER PROPOSALS

       Shareholder proposals to be considered for inclusion in the 2004 Management Proxy Circular must be received by us on or before December 24, 2003.

OTHER DOCUMENTS

       We will provide to any person upon request a copy of our Annual Information Form, together with material incorporated by reference therein, our audited financial statements for 2002 and our interim financial statements for 2003 and this Management Proxy Circular. Please send your request to the Corporate Secretary.

OTHER MATTERS

       As of March 25, 2003, we know of no amendment, variation or other matter to come before the Meeting other than the matters referred to above.

DIRECTORS’ APPROVAL

       The directors have approved the contents and mailing of this Circular.

BY ORDER OF THE BOARD OF DIRECTORS

LESLIE O’DONOGHUE
Vice President, General Counsel
& Corporate Secretary

March 25, 2003.

SCHEDULE “A”

CORPORATE GOVERNANCE GUIDELINES COMPLIANCE TABLE

(including April 2002 and November 2002 proposed amendments)

GUIDELINES			COMPLIANCE	COMMENTS

1.	The Board should explicitly assume responsibility for the stewardship of the Corporation and adopt a formal mandate, including:
	(a)	adoption of a strategic planning process and approval of a strategic plan which takes into account, among other things, the opportunities and risks of the business;	Yes	(a)	The strategic planning process being followed within the Corporation has been presented by management to the Board for approval. This is an ongoing process and the involvement of the directors in the process is carried out in more detail at an annual Board strategic planning session. The Board has approved a strategic plan for the Corporation.
	(b)	identification of the principal risks of the Corporation’s business and overseeing the implementation of appropriate systems to manage these risks;	Yes	(b)	The Board reviews on an ongoing basis the principal risks of the Corporation’s business and management’s recommendations for managing such risks. Systems put in place to manage risks are monitored by the Board or the appropriate Committee.
	(c)	succession planning, including appointing, training and monitoring senior management, including the Chief Executive Officer;	Yes	(c)	The Human Resources & Compensation Committee reviews with the Chief Executive Officer and the President existing management resources and plans, including recruitment and training programs, to ensure that qualified personnel will be available for succession to executive positions and key officer positions in its major subsidiaries. A summary presentation is provided to the Board on these matters on an annual basis.
	(d)	communications policies for the Corporation, addressing how the Corporation interacts with stakeholders and meets its disclosure obligations, to be reviewed annually; and	Yes	(d)	The Board has assumed responsibility and put structures in place for ensuring the Corporation is able to communicate effectively with its shareholders, other stakeholders and the public in a timely, accurate, balanced and non-selective manner. Continuous

GUIDELINES		COMPLIANCE	COMMENTS

disclosure material sent to shareholders is reviewed with the Board or the appropriate Committee.
	(e) integrity of the Corporation’s internal control and management information systems.	Yes	(e)	The responsibility for oversight of internal control and management information systems is delegated to the Audit Committee with the assistance of the internal and external auditors. Internal control and information systems are reviewed annually by the Audit Committee with management.

2.	The Board should be constituted with a majority of individuals who qualify as unrelated directors.	Yes	The Board will be comprised of eleven directors, ten of whom are unrelated. The Board applied the definition of an unrelated director as one who is (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising solely from shareholdings, (b) not currently or has not been in the past three years an officer or director of or material service provider to the Corporation or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual), officer, employee or significant shareholder of an entity that has a material business relationship with the Corporation.

3.	The principles supporting the conclusion in item 2.	—	The related director is the Chief Executive Officer of the Corporation. The Board has determined that each of the other directors is an unrelated director and has no material relationship with the Corporation.

4.	The Board should appoint a committee of directors:
	(a) composed exclusively of outside, i.e. non- management, directors, a majority of whom are unrelated directors; and	Yes	(a)	The Corporate Governance & Nominating Committee is comprised of six directors, all of whom are unrelated directors.

GUIDELINES		COMPLIANCE	COMMENTS

	(b) with the responsibility for proposing to the full Board new nominees to the Board and for assessing directors on an ongoing basis.	Yes	(b) The Corporate Governance & Nominating Committee proposes to the full Board new nominees to the Board and has responsibility for assessing directors on an ongoing basis.

5.	The Board should implement a process for assessing the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors.	Yes	The Corporate Governance & Nominating Committee annually assesses the effectiveness of Board committees and the Board itself and the contribution of individual directors. In assessing such matters, the Corporate Governance & Nominating Committee conducts surveys of directors and makes recommendations for improvement.

6.	Existence of an orientation and education program for new members of the Board and continuing education for all members.	Yes	Management has established an orientation and education program for new directors. A “Director’s Orientation‘ manual is provided for new and existing directors, and is updated from time to time. In addition, all committees of the Board report to the Board on an ongoing basis with respect to developments within their respective areas.

7.	Size of the Board and the impact of the number upon effectiveness.	Yes	The Board will be comprised of eleven directors. The Board believes a board size of nine to twelve members is large enough to permit diversity of views and to staff the various committees of the Board, while facilitating effective decision-making.

8.	A committee of unrelated directors should review the adequacy and form of the compensation of directors that realistically reflects the responsibilities and risk involved in being an effective director.	Yes	The Corporate Governance & Nominating Committee annually reviews directors’ compensation and makes recommendations to the Board. The Corporation also conducts surveys to ensure that directors’ compensation is consistent with industry standards.

9.	Committees of the Board should generally be composed of:
	(a) non-management directors; and	Yes	(a) Each Committee is comprised solely of non-management directors.
	(b) a majority of whom are unrelated directors.	Yes	(b) Each Committee is comprised of only unrelated directors.

GUIDELINES			COMPLIANCE	COMMENTS

10.	The Board should assume responsibility for, or assign to a committee of the Board, the general responsibility for developing the Corporation’s approach to governance issues.		Yes	The Corporate Governance & Nominating Committee has been charged by the Board to develop and review the Corporation’s approach to corporate governance issues and to recommend changes from time to time to the Board.

11.	The Board, together with the Chief Executive Officer, should develop position descriptions for the Board and the Chief Executive Officer, involving the definition of the limits to management’s responsibilities. In addition, the Board should approve or develop the corporate objectives which the Chief Executive Officer is responsible for meeting and assess the Chief Executive Officer against these objectives.		Yes	A formal delegation of authority to the Chief Executive Officer and management has been adopted by the Board. The Board retains all powers not delegated to management. In addition, the Board develops with management the corporate objectives which the Chief Executive Officer and management are responsible for meeting and on an ongoing basis reviews such objectives and assesses management’s performance. In addition, the directors participate with management in an annual strategic planning meeting which reviews and considers performance targets and objectives.

12.	The Board should implement structures and procedures ensuring that it can function independently of management.		Yes	The Chief Executive Officer is the only member of management on the Board. The Chairman and all other directors are independent of management. The Board meets independently of management on an ongoing basis.

13.	(a)	The Audit Committee of the Board should be composed solely of unrelated directors.	Yes	(a)	The Audit Committee is comprise solely of unrelated directors.
	(b)	Each member of the Audit Committee should be financially literate and at least one member shall have accounting or related financial experience.	Yes	(b)	Each member is financially literate and the Board believes that one or more members has accounting or related financial experience.
	(c)	The Audit Committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate.	Yes	(c)	The Audit Committee reviews with the external auditors and management accounting principles, policies and practices, financial statements and disclosure documents and specific issues as appropriate.

GUIDELINES		COMPLIANCE	COMMENTS

	(d) The Audit Committee duties should include oversight responsibility for management reporting on internal controls and should ensure that management has designed and implemented an effective system of internal control.	Yes	(d) The Audit Committee oversees the scope and adequacy of management’s system of internal control and reviews the adequacy and effectiveness of such internal controls through discussions with management and the work of the internal and external auditors.

14.	The Audit Committee charter should explicitly set out the role and oversight responsibilities of the Audit Committee with respect to external auditors, internal auditor and disclosure of financial and related information.	Yes	The Audit Committee charter explicitly sets out these oversight responsibilities and is reviewed annually by the Board. These responsibilities include the approval of the quarterly financial statements, the review of annual financial statements, accounting practices and policies, the internal audit function, ongoing reviews with the external auditors including the scope of the audit, pre-approval of audit and permitted non-audit services, and the engagement, independence and fees of the external auditors.

15.	The Board should implement a system which enables an individual director to engage an outside advisor at the expense of the Corporation in appropriate circumstances.	Yes	The Corporation recognizes that individual directors may, on occasion, require the services of an advisor or expert in connection with such director’s responsibilities as a member of the Board or its committees. The Board has determined that any director who wishes to engage an outside advisor at the expense of the Corporation, may do so upon obtaining the authorization of the Board Chair or the Corporate Governance & Nominating Committee.